Exhibit 99.1

News Release From Nuance Communications
Nuance Prices $600 Million Offering of
2.75% Senior Convertible Debentures
Notes to be Net Share Settled Upon Conversion
Proceeds to be Used for Concurrent Share Repurchases, Potential Acquisitions and General Corporate Purposes
BURLINGTON, Mass. – Nuance Communications, Inc. (NASDAQ: NUAN) today announced the pricing of an offering of $600.0 million aggregate principal amount of its 2.75% senior convertible debentures due 2031 (the “Debentures”). The Debentures are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Debentures is expected to close on October 24, 2011, subject to the satisfaction of customary closing conditions. Nuance has granted the initial purchasers a 30-day option to purchase up to an additional $90.0 million aggregate principal amount of Debentures on the same terms and conditions to cover over-allotments, if any. Interest on the Debentures will be paid at a rate of 2.75% per year, payable in cash semi-annually in arrears, beginning on May 1, 2012. The Debentures will mature on November 1, 2031, unless earlier repurchased, redeemed or converted.
Holders may require Nuance to repurchase the Debentures for cash on November 1, 2017, November 1, 2021 and November 1, 2026 at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any. In addition, holders may require Nuance to repurchase their Debentures upon the occurrence of certain fundamental changes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.
The Debentures will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of such Debentures, and with respect to any excess conversion value, cash or shares of Nuance common stock or a combination thereof, at Nuance’s election. The initial conversion rate per $1,000 principal amount of Debentures is equivalent to 30.9610 shares of common stock, which is equivalent to a conversion price of approximately $32.30 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 37.5% relative to the last reported sale price on October 18, 2011 of Nuance’s common stock of $23.49.
On or after November 6, 2017, Nuance may redeem for cash all or part of the Debentures, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest thereon, if any.
The aggregate net proceeds to Nuance from the offering of the Debentures will be approximately $587.7 million, exclusive of any proceeds attributable to the initial purchasers’ possible exercise of their over-

allotment option. Nuance intends to use a portion of the net proceeds to repurchase shares of its common stock pursuant to a Board authorized $200.0 million stock repurchase program, including purchases in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Nuance’s agent, subject to availability, and in other privately negotiated or market transactions following the offering. Nuance plans to use the balance of the proceeds for potential acquisitions and other strategic transactions, and general corporate purposes, including working capital and capital expenditures.
This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The Debentures and the shares of common stock issuable upon conversion of the debentures, if any, will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
Contact:
Nuance Communications, Inc.
For Investors
Kevin Faulkner, 408-992-6100
Email: kevin.faulkner@nuance.com
or
For Press and Investors
Richard Mack, 781-565-5000
Email: richard.mack@nuance.com